Exhibit (21)

Subsidiaries of Registrant

         The information below is provided, as of March 2, 1998, with respect to the subsidiaries of Registrant. The names of certain inactive subsidiaries and other consolidated subsidiaries of Registrant have been omitted because all such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                                                            Percentage of Voting
                                   Organized Under          Securities Owned by
Name                                 the Laws of              Immediate Parent

Curtiss-Wright Flight                 Delaware                      100%
  Systems, Inc.

Metal Improvement                     Delaware                      100%
  Company, Inc.

Curtiss-Wright Flow Control           New York                      100%
  Corporation

Curtiss-Wright Flight                 Denmark                       100%
  Systems Europe A/S

Curtiss-Wright                        Barbados                      100%
  Foreign Sales Corp